SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 15, 2013

                       First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

On May 15, 2013, First Financial Northwest, Inc. (the “Company”) and the Stilwell Group entered into a third amendment to the agreement through which they settled the litigation in which the Stilwell Group challenged the counting of votes in a contested director election at the Company's 2012 Annual Meeting of Shareholders.

The settlement agreement, as previously amended, requires, among other things, that all parties who received documents or other information (collectively, "documents") during the litigation that another party had designated as "confidential" must either destroy the original and all copies of those "confidential" documents or return them to the party who produced them within 60 days after the effective date of the settlement.  Because certain documents designated as "confidential" in the litigation between the Stilwell Group and the Company potentially will be relevant to litigation that the Stilwell Group has commenced against D.F. King & Company ("D.F. King"), the proxy solicitation firm that represented the Stilwell Group in connection with the contested director election at the Company's 2012 Annual Meeting of Shareholders, the Stilwell Group and the Company have agreed to extend the "return or destroy" deadline until after completion of the litigation between the Stilwell Group and D.F. King.  The third amendment is a necessary step to extend that deadline.

The foregoing description of the amendment to the settlement agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 3 to the Settlement Agreement and Mutual Releases, a copy of which is furnished as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

10.1           Amendment No. 3 to the Settlement Agreement and Mutual Releases

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: May 17, 2013	By: /s/Kari A. Stenslie
Kari A. Stenslie Chief Financial Officer